NORTHWESTERN PUBLIC SERVICE COMPANY
                            Huron, South Dakota







                                 NOTICE OF
                              ANNUAL MEETING
                            AND PROXY STATEMENT





                              Annual Meeting
                              of Stockholders
                                May 7, 1997
                    NORTHWESTERN PUBLIC SERVICE COMPANY
                             Corporate Office
                              33 Third St. SE
                      Huron, South Dakota 57350-1318



                                                            March 15, 1997



Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of Northwestern Public Service Company, which will be held at the Company's Operations Center, 600 Market Street West, Huron, South Dakota, on May 7, 1997, at 11:00 a.m., local time. Enclosed is a formal Notice of Annual Meeting and Proxy Statement, together with a proxy and return envelope for use of stockholders who are unable to be present in person at the meeting.

     The formal Notice and Proxy Statement describe the matters scheduled to be acted upon at the meeting. In addition to the election of Directors in Class III, the holders of the Common Stock of the Company will be entitled to vote on two very important amendments to the Company's Restated Certificate of Incorporation. The Board of Directors has indicated its intention to declare a two-for-one stock split in the form of a stock dividend if stockholders approve the first proposed amendment to increase the authorized shares of Common Stock from 20 million shares to 50 million shares and to reduce the par value of the Common Stock from $3.50 per share to $1.75 per share. The second proposed amendment would remove a provision in the Restated Certificate of Incorporation which states that Directors need not be stockholders of the Company.

     Regardless of the size of your holdings, please make certain that your shares are represented at the meeting, whether or not you are personally able to attend. We will sincerely appreciate your signing, dating, and returning the enclosed proxy card at this time. A postage-paid envelope is enclosed for your convenience.

     If, after returning your proxy, you find that you are able to attend the meeting in person and wish to personally vote your shares, you may revoke your proxy at that time and personally vote your shares at the meeting. In either event, it is important that your shares are voted at this Annual Meeting.

                              Very truly yours,


                              /s/ Merle D. Lewis

                              Merle D. Lewis
                              President and Chief Executive Officer



                      VOTING YOUR PROXY IS IMPORTANT

        TO INSURE THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, HOWEVER SMALL YOUR HOLDINGS, IT IS ESSENTIAL THAT YOU SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

     A self-addressed envelope, which requires no postage if mailed in the
             United States, is enclosed for your convenience.
                    NORTHWESTERN PUBLIC SERVICE COMPANY
                             Corporate Office
                              33 Third St. SE
                      Huron, South Dakota 57350-1318



                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


TO THE HOLDERS OF COMMON STOCK OF NORTHWESTERN PUBLIC SERVICE COMPANY:

     The Annual Meeting of Stockholders of Northwestern Public Service Company (the "Company") will be held at the Company's Operations Center, 600 Market Street West, Huron, South Dakota, on Wednesday, May 7, 1997, at 11:00 a.m., local time, for the following purposes:

     (1) To elect three members of Class III of the Board of Directors of the Company to hold office until the Annual Meeting of Stockholders in 2000, and until their successors are duly elected and have qualified.

     (2) To consider and act upon a proposal to amend the Company"s Restated Certificate of Incorporation to increase the authorized shares of Common Stock to 50,000,000 shares and to reduce the par value of the Common Stock to $1.75 per share;

     (3) To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to eliminate a provision (in Article Seventh) which states that Directors need not be stockholders of the Company; and

     (4) To transact such other business as may properly come before the meeting.

     The Board of Directors of the Company has fixed the close of business on March 10, 1997, as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will not be closed. A list of stockholders entitled to vote at the meeting will be maintained at the offices of the Company, 600 Market Street West, Huron, South Dakota, and such list will be open to examination by stockholders for a period of ten days prior to the meeting.

     You are encouraged to sign, date and return your proxy in the enclosed self-addressed postage-paid envelope. If you are able to attend the Annual Meeting and wish to vote in person, you may do so whether or not you have returned your proxy.

                         BY ORDER OF THE BOARD OF DIRECTORS

                         ALAN D. DIETRICH
                         Vice President-Administration
                         and Corporate Secretary

                              March 15, 1997

                    NORTHWESTERN PUBLIC SERVICE COMPANY
                             Corporate Office
                              33 Third St. SE
                      Huron, South Dakota 57350-1318

            Proxy Statement for Annual Meeting of Stockholders
                          To be held May 7, 1997

     This statement is expected to be mailed to stockholders on March 15, 1997, and is furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders to be held on May 7, 1997. The Company will bear all costs of the solicitation. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone or in person. Kissel-Blake Inc. has been retained by the Company to assist in the solicitation of proxies at an anticipated cost to the Company of $5,000, plus out-of-pocket expenses. Also, the Company will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy material to the beneficial owners of stock.

     Holders of Common Stock of record at the close of business on March 10, 1997, will be entitled to one vote for each share of Common Stock held by them on all matters to be voted upon at the meeting. As of March 10, 1997, there were outstanding 8,922,632 shares of Common Stock. The only person known to the Company to own beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of the outstanding Common Stock of the Company is the Northwestern Public Service Company Employee Stock Ownership Plan and Trust (ESOP), whose Trustees are a committee of employees of the Company, 600 Market Street West, Huron, SD 57350. The ESOP is beneficial owner of 612,308 shares (6.86%) of the outstanding Common Stock of the Company. The Common Shares owned by the ESOP are held in trust for the benefit of participants in the ESOP, and the Trustees have sole investment power over the Common Shares held in trust. Employee participants are entitled to instruct the Trustees on how to vote all Company Common Shares allocated to their accounts (presently 444,435) and will receive a separate Proxy for voting such shares. All shares allocated to the participants for which no voting instructions are received and all unallocated shares held by the ESOP will be voted by the Trustees.

     Stockholders who execute proxies may revoke them at any time prior to the exercise thereof by giving written notice of such revocation to the Corporate Secretary of the Company or by filing another proxy with him.

     The number of shares of Common Stock represented at the Annual Meeting by the holders in person or by their proxies will be tabulated by the election inspectors appointed for the meeting which will determine whether or not a quorum is present. The election inspectors will also tabulate the votes cast at the Annual Meeting for each matter voted upon. The election inspectors will treat shares of stock represented by proxies who have been instructed to abstain from voting on a particular matter as being present for quorum purposes but as unvoted for purposes of determining approval of the particular matter. If a broker holding shares of record indicates on its proxy card that it does not have discretionary authority to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.


                           ELECTION OF DIRECTORS

     In accordance with the Company's Restated Certificate of Incorporation and By-laws, the Company's directors are elected to staggered terms on a classified Board of Directors. At this Annual Meeting of Stockholders, three directors will be elected to Class III of the Board of Directors, to hold office for a term of three years, until the Annual Meeting of Stockholders in 2000, and until their respective successors are duly elected and have qualified. The election of each director is to be by a plurality of the votes cast in each case by holders of Common Stock. Proxies which the Company receives will be voted or the vote withheld as directed on the proxy, and if no direction is given, proxies will be voted for the election of the three nominees in Class III named below as directors.

     In the event of the inability or unwillingness of one or more of these nominees to serve as a director at the time of said meeting, or of any adjournment thereof, the shares represented by the proxies may (in the discretion of the holders of said proxies) be voted for other nominees not named herein, in lieu of those unable or unwilling to serve. Each of the nominees has consented to be named and to serve if elected. Management is not aware that any of the nominees will be unable to serve.

     All of the nominees as directors in Class III are presently serving as directors. Current Class III Director R. A. Wilkens has indicated his intention to retire from the Board of Directors, effective May 1, 1997.

     The following information, including principal occupation or employment for the past five or more years, is furnished with respect to each director whose term of office will continue after this Annual Meeting and to the following nominees to Class III of the Board of Directors:


                                                  Period         Age on
                     Principal Occupation         Served as      March 1,
Nominee              or Employment                Director       1997
------------------   -------------------------    -----------    --------

Aelred J. Kurtenbach President and Chief          May 1994       63
                     Executive Officer of         to date
                     Daktronics, Inc.,
                     manufacturer of large
                     computer programmable
                     displays, Brookings,
                     South Dakota.

M. D. Lewis          President and Chief          February 1993  49
                     Executive Officer of the     to date
                     Company since February 1994;
                     Chairman and Chief Executive
                     Officer of Northwestern
                     Growth Corporation since
                     September 1994;  formerly
                     held the following offices of
                     the Company:  Executive Vice
                     President from May 1993 to
                     February 1994, Executive Vice
                     President-Corporate
                     Services from November
                     1992 to May 1993, Assistant
                     Secretary from May 1982 to
                     May 1993, Vice President-
                     Corporate Services from
                     1987 to 1992.

Gary Olson           President and Chief          February 1997  56
                     Executive Officer of Norwest to date
                     Bank South Dakota, Regional
                     President of Norwest Cor-
                     poration, and Chairman of
                     Norwest Ag Credit Company
                     since 1988, Sioux Falls,
                     South Dakota.

     The following information, including principal occupation or employment for the past five or more years, is furnished with respect to directors in Class I whose terms expire in 1998:

                                                  Period         Age on
                     Principal Occupation         Served as      March 1,
Director             or Employment                Director       1997
------------------   -------------------------    -----------    --------

Herman Lerdal        Banking and Business         April 1975     68
                     Consultant; formerly         to date
                     Banker and College
                     Development Officer,
                     Sioux Falls, South Dakota.

Raymond M. Schutz    Attorney and partner in      October 1990   67
                     the law firm of Siegel,      to date
                     Barnett & Schutz since
                     1963, Aberdeen, South
                     Dakota.

Bruce I. Smith       Attorney and partner in      May 1989       55
                     the law firm of Luebs,       to date
                     Leininger, Smith, Busick
                     & Johnson since 1978,
                     Grand Island, Nebraska.

     The following information, including principal occupation or employment for the past five or more years, is furnished with respect to directors in Class II whose terms expire in 1999:

                                                  Period         Age on
                     Principal Occupation         Served as      March 1,
Director             or Employment                Director       1997
------------------   -------------------------    -----------    --------

Larry F. Ness        President and Chief          August 1991    51
                     Executive Officer of         to date
                     First Dakota Financial
                     Corp., a bank holding
                     company, and Vice Chairman
                     and Chief Executive Officer
                     of First Dakota National
                     Bank, Yankton, South Dakota.

Jerry W. Johnson     Dean of the School of        May 1994       56
                     Business, University of      to date
                     South Dakota, since 1990,
                     Vermillion, South Dakota.

R. R. Hylland        Executive Vice President-    November 1995  36
                     of the Company since         to date
                     May 1996;  President
                     and Chief Operating Officer
                     of Northwestern Growth
                     Corporation since September
                     1994;  formerly held the
                     following offices with the
                     Company:  Executive Vice
                     President-Strategic Develop-
                     ment from November, 1995
                     to May 1996, Vice President
                     Strategic Development from
                     August 1995 to November
                     1995, Vice President-Corporate
                     Development from May 1993 to
                     August 1995, Vice President-
                     Finance from April 1991 to
                     August 1995,  Treasurer from
                     December 1990 to November 1994,
                     Sioux Falls, South Dakota.


                 INFORMATION CONCERNING BOARD OF DIRECTORS

     There is no family relationship among any of the directors, nominees or executive officers of the Company.

     The preceding information relative to the principal occupation or employment of each of the nominees, as well as the information hereinafter set forth as to beneficial ownership of securities of the Company by directors, nominees and officers of the Company, is based on information furnished to the Company by such persons.

Meetings of the Board of Directors

     The Board of Directors held four regular meetings and three special meetings during 1996. Each director attended more than 75 percent of the aggregate of the meetings of the Board of Directors and of each committee on which he served.

Audit Committee

     The Board of Directors has a standing Audit Committee composed of not less than three directors who are not employees of the Company. The present members of the Audit Committee are Jerry W. Johnson, Larry F. Ness, Gary Olson, and Raymond M. Schutz. The Audit Committee held two meetings during 1996. The principal functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent public accountants to conduct the annual audit of the Company's financial statements, to review the scope of the annual audit, to approve services performed by the independent public accountants, considering the possible effect thereof on their independence, to review the report of the independent public accountants relating to the annual audit, and to review the Company's internal financial and accounting controls.

Nominating and Compensation Committee

     The Board of Directors also has a standing Nominating and Compensation Committee composed of not less than three directors who are not employees of the Company. The present members of the Nominating and Compensation Committee are Aelred J. Kurtenbach, Herman Lerdal, and Bruce I. Smith. The Nominating and Compensation Committee held three meetings during 1996. The function of the Nominating and Compensation Committee is to recommend to the Board of Directors the nominees to be presented by the Board of Direc tors to the stockholders for election to the Company's Board of Directors, to recommend to the Board of Directors the persons to be elected as officers of the Company, and to recommend compensation of directors and officers of the Company. The Nominating and Compensation Committee will consider nominees for directors recommended by stockholders. Such recommendations may be addressed to the Committee, in care of the Corporate Secretary of the Company.

Corporate Governance Committee

     The Board of Directors, during 1996, created a Corporate Governance Committee composed of not less than three directors who are not employees of the Company and the President and Chief Executive Officer. The present members of the Corporate Governance Committee are Jerry W. Johnson, Aelred
J. Kurtenbach, Bruce I. Smith, and M. D. Lewis. The Corporate Governance Committee held four meetings in 1996. The function of the Corporate Governance Committee is to make recommendations to the Board of Directors concerning Board policies, a chief executive officer performance appraisal procedure, director qualifications and Board evaluation, counsel, and oversight.
                    SECURITIES OWNERSHIP BY MANAGEMENT

     The following table sets forth information, as of February 1, 1997, with respect to shares of the Common Stock owned by the directors, nominees for director, certain executive officers of the Company and by all directors and executive officers of the Company as a group:

                               Amount & Nature
                         of Beneficial Ownership (1)
                         ---------------------------
    Name of                                                  Percent of
Beneficial Owner         Individual (2)      Joint (3)      Common Stock
----------------------   --------------      ---------      ------------
R. R. Hylland (4)              1,470 (5)                          *
Jerry W. Johnson                                 941              *
Aelred J. Kurtenbach                             933              *
Herman Lerdal                  2,205 (6)                          *
M. D. Lewis (4)                9,776           2,309              *
Larry F. Ness                                    856              *
Gary Olson                     2,000                              *
Raymond M. Schutz              1,583                              *
Bruce I. Smith                                 1,843              *
R. A. Wilkens                 12,869 (7)                          *
A. R. Donnell                  5,356 (8)       3,789              *
R. F. Leyendecker              6,372              11              *
D. K. Newell (4)                 316              79              *

All directors &
executive officers            56,515          17,835              *

*Less than 1%.

(1) Shares shown represent both record and beneficial ownership. None of such shares is subject only to a right to acquire beneficial ownership.

(2) Shares held individually by employees include shares held in that employee's account with the Trustees of the Company's Employee Stock Ownership Plan and in the employee savings plan.

(3)  Shares held jointly owned with spouse or other family member(s).

(4) Messrs. Hylland, Lewis, and Newell own, respectively, 14,286, 20,048, and 9,524 common units representing limited partner interests in Cornerstone Propane Partners, L.P., an affiliate of the Company, for a total of 43,858 common units held by directors and executive officers of the Company. None of the foregoing amounts exceeds 1% of the outstanding common units.

(5) Included are 332 shares that Mr. Hylland holds as custodian for his children and 567 shares held by his wife.

(6)  All shares are held in a Trust.

(7)  Included are 6,540 shares held in a Trust.

(8) Included are 612 shares that Mr. Donnell holds as custodian for his grandchildren.

     With the exception of Thomas A. Gulbranson, Vice President-Energy Services of the Company, and Herman Lerdal, a director, none of the directors, nominees or executive officers of the Company beneficially owns any of the Company's Cumulative Preferred Stock ($100 par value) or any of the Company's Trust Preferred Capital Debentures. Mr. Gulbranson, together with other family members, jointly owns 13 shares (0.0005%) of the Company's 4 1/2% Cumulative Preferred Stock, and Mr. Lerdal owns, in a trust of which he and his wife are joint trustees, 200 shares (0.0002%) of NWPS Capital Financing 8 1/8% Trust Preferred Capital Securities.

             COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Management Compensation

     The Nominating and Compensation Committee of the Board of Directors consists of three directors who are not officers or employees of the Company, has overall responsibility to nominate persons to serve as executive officers of the Company and to review and to recommend compensation for the members of the Board of Directors and for the executive officers. The Committee also reviews and recommends to the full Board of Directors any benefit plans for officers and employees and any awards made under the Company's Phantom Stock Unit Plan and approves any executive officer awards made under the Company's NorthSTAR Plan.

     The Nominating and Compensation Committee and the management of the Company are committed to the principle that compensation should be commensurate with performance. Base salary compensation is determined by the potential impact the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.

     In determining Mr. Lewis's salary for 1996 as President and Chief Executive Officer, the Committee considered his individual performance as leader of the Company and his contributions to the long-term success of the organization. In particular, the Committee cites the many initiatives that have been undertaken successfully by the Company, the significant growth of the Company through service expansions and non-utility acquisitions, and the increases in earnings during the year. The Committee also compared his salary to that of the other ten midwestern utility companies used in the NorthSTAR Plan. At the present time his salary is in the lower range of such companies. Similar factors are used to determine the compensation of the other executive officers. In 1996 the Board of Directors adopted a formal chief executive officer evaluation process which will be utilized in 1997 and succeeding years.

     The philosophy for incentive compensation is to provide rewards when financial objectives are achieved, and provide reduced or no benefits when the objectives are not achieved. These objectives are designed to further Company goals and to increase shareholder value. In February, 1989, the Board of Directors adopted a Performance Incentive Plan (now known as the NorthSTAR Plan), an incentive compensation plan which, with later amendments, has been broadened to involve all employees of the Company.
The purpose of the plan is to motivate and reward outstanding performance by the employees of the Company in meeting short-term goals which support long-term objectives important to the Company's success. Awards under the plan are based upon three factors measuring annual performance: (1) a ranking of the Company's performance in relation to a pre-selected comparison group of ten midwestern utilities based on change in average rates and change in total operating expenses per unit of energy furnished to customers, (2) the Company's achievement of its budgeted earnings per share, as proposed by the Board of Directors, and (3) an individual employee's achievement of management-established individual or department goals. At the end of the year, a percentage is computed and totaled for each eligible employee for each of the factors, with the first factor carrying 50% of the weight, and the other factors each carrying 25%. If the eligible employee's composite level is 25% or greater, a cash incentive award varying from two to thirty-five percent of annual salary will be paid to the employee, unless employment with the Company has been terminated for any reason other than death, disability or retirement. Awards to executive officers under the NorthSTAR Plan are made by the Nominating and Compensation Committee of the Board of Directors annually.

     In August 1994, the Board of Directors adopted an Incentive Compensation Plan for the officers and directors of Northwestern Growth Corporation ("NGC"), the Company's wholly owned subsidiary which manages its nonutility investments. Under the plan, the NGC officers and directors may receive incentive compensation awards based upon improvements in the after-tax investment returns above the returns previously achieved in such investments. NGC officers, directors, or employees shall have any awards under the Company's NorthSTAR Plan reduced by up to 50% for awards made under this plan. Awards made in 1996 were consistent with this philosophy and were based on NGC's investment performance.

     As a complement to the Company's NorthSTAR Plan, the Board of Directors in 1989 also adopted a long-term incentive compensation plan which is intended to create incentives for participants relating to the long-term performance of the Company's Common Stock, to encourage continued employment with the Company or service on the Board of Directors, and to promote awareness of the performance of the Company's Common Stock. All executive officers and directors of the Company are eligible to participate in the long-term incentive plan. The Board of Directors determines the recipients, if any, and the amount of the awards, upon the recommendation of the Nominating and Compensation Committee. Under the long-term incentive compensation plan, an annual award of performance units is made to all directors and may be made to any or all officers. A performance unit is equal in value to the fair market value of one share of the Company's Common Stock. Because the value of the performance units at any point in time is established by reference to the fair market value of the Company's Common Stock, the performance units are sometimes referred to as "phantom stock units." The annual award of the performance units is held in an account for the participant for a period of five years, during which time units equal in value to the dividends paid on the Company's Common Stock are added to the account. At the end of each five-year rolling period, the value of the matured account for one year is paid in cash to the recipient if he or she at that time is an officer or director of the Company. If the recipient is not an officer or director of the Company at the end of the five-year period, the performance unit award is forfeited unless there has been a termination due to death, disability or retirement of the recipient. The value of the award at maturity is determined by multiplying the accumulated performance units which have matured by the average of the closing prices of the Company's Common Stock for the ten days preceding such event. Individual annual awards are set at 200 performance units for directors and for executive officers are considered by the Board of Directors during their annual meeting in May each year. Incentive compensation awards made in 1996 were based upon the performance of the Company's Common Stock in the market and upon the contributions of the individual executive officer to the long-term success of the Company, as measured by the Board of Directors.

                   NOMINATING AND COMPENSATION COMMITTEE

     Aelred J Kurtenbach, Chairman
     Herman Lerdal
     Bruce I. Smith

     The following table sets forth the compensation paid by the Company during the fiscal years indicated for services in all capacities to the chief executive officer and to the four most highly compensated of the other executive officers:

                        Summary Compensation Table

                                                Long-        All
                       Annual Compensation(1)   Term         Other
                       ----------------------   Compen-      Compen-
Name and               Salary      Bonus(2)     sation       sation(5)
Position         Year    ($)          ($)       Payout(4)       ($)
---------------  ----  ---------   -----------  ---------    ----------

M. D. Lewis      1996   207,388        (3)        17,765        15,358
President &      1995   187,758       97,255      18,507        14,349
Chief Execu-     1994   157,000       65,231      11,171        14,312
tive Officer

R. R. Hylland    1996   137,906        (3)        17,765         7,359
Executive        1995   115,077      125,260      18,507         6,029
Vice President-  1994    95,242       52,505           0         5,516

A. R. Donnell    1996   117,440        (3)        26,647         8,329
Vice President-  1995   109,416       26,642      27,761        11,475
Energy           1994    99,829       19,631      16,757        13,380
Operations

R. F. Leyendecker1996   114,208         (3)       17,765        11,453
Vice President-  1995   104,375       46,784      18,507        13,343
Market           1994    90,708       25,195      11,171        12,664
Development

D. K. Newell     1996   106,500        (3)             0         3,415
Vice President-  1995    41,667       52,776           0             0
Finance &        1994       -           -            -             -
Chief Financial
Officer

(1) Certain employee benefits are not reported as compensation in this table when, by reason of their nature or amount, they are not required to be set forth herein under applicable rules of the Securities and Exchange Commission.

(2) The amounts in the bonus column for 1994 are cash awards pursuant to the Company's NorthSTAR Plan and the Northwestern Growth Corporation Incentive Compensation Plan, which are described under Executive Management Compensation. For 1995 the amounts include awards pursuant to such plans, and special discretionary awards made to Mr. Hylland ($25,000) and Mr. Newell ($25,000) for their efforts related to the successful completion of certain acquisition transactions and for Mr. Leyendecker ($5,000) for his efforts related to certain regulatory matters.

(3) The award earned by the executives in 1996, if any is to be paid under the NorthSTAR Plan and/or the NGC Incentive Compensation Plan, will be determined in the spring of 1997.

(4) The amounts in this column represent the cash payouts from the Company's Long-Term Incentive Compensation Plan at the end of the five-year periods since the awards were made.

(5) The amounts in this column include the Company's contributions to the Employee Savings Plan (described below) for the executives and to the Employee Stock Ownership Plan (described below) as well as the amounts paid by the Company with respect to term life insurance for the benefit of the executives. For the executives named in this table, for 1996 such amounts under the Employee Savings Plan, ESOP, and life insurance respectively, were as follows: Mr. Lewis: $4,750, $6,257. and $4,351; Mr. Hylland: $4,137, $2,078, and $1,144; Mr. Donnell:
     $3,110, $3,319, and $1,900; Mr. Leyendecker:  $3,426, $5,639, and
     $2,388; and Mr. Newell:  $1,540, $0, and $1,875.


                         Long-Term Incentive Plan

                                                 Performance or Other
                                                     Period Until
      Name               Number of Units*        Maturation or Payout
-----------------        ---------------         --------------------

M. D. Lewis                  2,315.73                   5 years
R. R. Hylland                1,502.22                   5 years
A. R. Donnell                  562.24                   5 years
R. F. Leyendecker              562.24                   5 years
D. K. Newell                   488.89                   5 years

   *The amounts in this column represent the phantom stock awards made during 1996 pursuant to the Company's Long-Term Incentive Compensation Plan, which is described under Executive Management Compensation.

Director Compensation

     Directors who are not officers of the Company annually receive 300 shares of Common Stock of the Company and are paid $1,100 each quarter for serving on the Board of Directors and an attendance fee of $1,000 for attendance at each regular or special meeting of the Board of Directors. Directors are also paid $700 for each meeting of a committee on which such director serves and $300 for each quarter during which they serve as chairman of a committee of the Board of Directors. Directors receive one-half of the meeting fee for telephonic conference board or committee meetings. Directors may elect to defer receipt of their compensation as directors until they cease to be directors. The deferred compensation may be invested in an account which earns interest at the same rate as accounts in the employee savings plan or in a deferred compensation unit account in which the deferred compensation is converted into deferred compensation units on the basis that each unit is at the time of investment equal in value to the fair market value of one share of the Company's Common Stock, sometimes referred to as "phantom stock units." Additional units based on the dividends paid on the Company's Common Stock are added to the directors' deferred compensation unit account. Following the director's retirement, the value of the deferred compensation units is paid in cash in an amount determined by multiplying the accumulated deferred compensation units by the average of the closing prices of the Company's Common Stock for the ten days preceding such event. Directors who are also officers are not separately compensated for services as a director. Mr. R. A. Wilkens, as Chairman of the Board, has been paid an annual fee of $54,000, payable monthly, in lieu of the normal directors' fees.

     In 1987, the Board of Directors approved a retirement plan for non-employee directors who have served for at least five years. Upon retiring as a director, the retired director or that director's surviving spouse is entitled to receive retirement benefits approximately equal to the fees, other than meeting fees then paid to active outside directors of the Company, for the same number of months as served as a director. If the outside director retires before reaching age sixty-five, the retirement benefit to be paid upon retirement is reduced by five per cent for each year of age less than age sixty-five at the time of retirement. In no event is any retirement benefit paid to any retired director prior to age sixty-five.

Employee Savings Plan

     In 1984, the Company adopted and implemented an employee savings plan which permits all employees to defer receipt of compensation as provided in
Section 401(k) of the Internal Revenue Code. Directors who are not employees are not eligible to participate in this plan. Under the provisions of this savings plan, any employee may elect to direct that up to twelve percent (12%) of his or her gross compensation be paid to the plan administrator for the employee's account. Any amount so deferred by the employee, up to a present maximum of $9,500, is exempt from current federal income tax. Amounts in excess of $9,500 may be deferred by, up to the 12% limits in a 401(k) wraparound plan, effective January 1, 1997. To encourage participation in this employee savings plan, the Company contributes to the account of participating employees 50 cents for each one dollar contributed by the employee, up to a maximum Company contribution of three percent (3%) of the employee's gross compensation. Upon retirement from the Company, employees may receive distributions from their savings accounts held by the plan administrator.

Employee Stock Ownership Plan

     In 1976, the Board of Directors adopted the Company's Employee Stock Ownership Plan ("ESOP") pursuant to the provisions of the Tax Reduction Act of 1975 and the Tax Reform Act of 1976. All full-time employees who are at least 21 years old and have one year of service with the Company are eligible to participate in the ESOP, but directors who are not also full-time employees of the Company do not qualify to participate. The ESOP is funded with federal income tax savings which result from tax laws applicable to such employee benefit plans. Shares of Common Stock of the Company acquired by the ESOP are allocated to participants' accounts in proportion to the compensation of employees during the particular year for which allocation is made. Under the provisions of the ESOP, shares held for a participant's account may be distributed to the participant or sold on behalf of the participant upon retirement from employment with the Company. Prior to distribution, dividends paid on shares in the participant's account are reinvested in additional shares.

Pension Plan

     The Company has a Pension Plan in which all employees 21 years of age and over are eligible to participate after one year of service. Directors who are not employees are not eligible to participate in the Pension Plan. The Pension Plan is a non-contributory funded plan providing an annual pension benefit upon normal retirement at age 62 or early retirement to those employees meeting the eligibility requirements under the Pension Plan. The amount of the annual pension is based upon average annual earnings for the five consecutive highest paid calendar years during the 10 years immediately preceding retirement. Upon retirement on the normal retirement date, the annual pension to which an eligible employee becomes entitled under the present Pension Plan amounts to 1.34% of average annual earnings up to the Covered Compensation base plus 1.75% of such earnings in excess of the Covered Compensation base, multiplied by all years of credited service. Covered Compensation is determined for each employee as the average of the taxable wage bases for Social Security tax purposes in each of the calendar years during the period beginning with the later of the year in which the employee reached 30 or 1961 and ending with the calendar year in which the employee reaches age 64. The annual pension benefit is not subject to any deduction for Social Security benefits or other offset amounts.

     Based upon average annual compensation and years of credited service as illustrated in the table below, the annual pension commencing at normal retirement for retirements processed in 1997 based on the provisions of the Pension Plan as it existed on December 31, 1996, would be:
 Average                          Years of Service
 Annual      ----------------------------------------------------------
Earnings        15        20        25        30        35        40
--------     -------   -------   -------   --------  --------  --------

$ 25,000...   $4,760    $6,347    $7,934     $9,521   $11,107   $12,694
  50,000...   11,323    15,097    18,871     22,646    26,420    30,194
  75,000...   17,885    23,847    29,809     35,771    41,732    47,694
 100,000...   24,448    32,597    40,746     48,896    57,045    65,194
 125,000...   31,010    41,347    51,684     62,021    72,357    82,694
 150,000...   37,573    50,097    62,621     75,146    87,670   100,194
 175,000...   44,135    58,847    73,559     88,271   102,982   117,694
 200,000...   50,698    67,597    84,496    101,396   118,295   135,194
 225,000...   57,260    76,347    95,434    114,521   133,607   152,694
 250,000...   63,823    85,097   106,371    127,646   148,920   170,194
 275,000...   70,385    93,847   117,309    140,771   164,232   187,694


     The years of credited service under the Pension Plan for the executive officers shown in the preceding summary compensation table are as follows:
M. D. Lewis, 21 years; R. R. Hylland, 7 years; A. R. Donnell, 26 years; R.
F. Leyendecker, 22 years; D. K. Newell, 1 year.

     The Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, places limitations on the amount of the annual pension which can be paid from a tax-qualified pension plan. Under certain circumstances, the pension benefit to which an employee of the Company is entitled under the Company's Pension Plan may exceed the limitations under ERISA. In 1987, the Board of Directors adopted a Pension Equalization Plan, as permitted by ERISA, which provides for payment to retired employees of the amount by which the normal pension benefit determined in accordance with the formula provided in the Pension Plan exceeds the ERISA limitations. In this manner, all employees are treated equally in accordance with the terms of the Pension Plan.

Salary Continuation Plan

     In 1983, the Company implemented a non-qualified salary continuation plan for directors and selected management employees. In 1996 a total of 45 directors and eligible employees participated in this plan. The plan provides for certain amounts of salary continuation in the event of death before or after retirement, or in the alternative, certain supplemental retirement benefits in lieu of any death benefits after age 65. Generally, death benefits will vary from 45% to 75% of salary for up to 15 years, and supplemental retirement benefits from 25% to 40% of current salary. Life insurance is carried on each plan participant in favor of the Company to indirectly fund future benefit payments. Part of the cost of the life insurance carried by the Company is allocated to participants in the plan. The program is designed so that if assumptions made as to mortality experience, policy dividends or credits, and other actuarial factors are realized, the Company will more than recover its cost of this program. Consequently, the cost of any one individual participant cannot be properly allocated or determined because of the overall actuarial plan assumptions and the cost recovery feature of the plan. Therefore, no amount attributable to this plan has been included in the summary compensation table above.

Termination Benefit Agreements

     The Company has agreements with Messrs. Lewis, Hylland, Donnell, Leyendecker, Newell, and five other officers which provide termination benefits if their employment by the Company terminates for any reason (other than death, disability, retirement at age 65 or such earlier age that the Board of Directors approves, or discharge for gross misconduct in the performance of employment duties that materially injures the Company) within thirty-six months after a "change in control" or "major transaction" event. A change in control event occurs if a person acquires 20% or more of the voting power of the Company's securities. A major transaction event occurs if the stockholders of the Company approve a merger or consolidation in which less that two-thirds of the Board of Directors of the Company continue to serve, the stockholders of the Company approve a plan of liquidation of the Company, or the stockholders of the Company approve a sale or disposition of all or substantially all of the Company's assets.
As part of the termination benefits, the Company must pay the executive officer a lump sum payment equal to three times the person's base salary and average NorthSTAR Plan or NGC Incentive Compensation Plan payment. The Company must also provide the officer with health, disability and life insurance coverages in amounts substantially equal to those he or she was receiving at the time of the termination. Also, on the officer's normal retirement date, the Company must pay the officer, or his or her estate in the event of death, a lump sum amount equal to the actuarial equivalent of the additional retirement benefits that would have been due under the Company's pension plans, if employment had continued for the period for which the benefits referred to in the preceding sentence are payable. To the extent that such benefits are subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1954, as amended, with respect to excess "parachute payments" under Section 180G of such Code, the Company will be responsible for such tax. The termination benefits under each of the agreements are to be provided regardless of whether the officer is able to obtain other employment. Each agreement is in effect for a term of three years, provided that another year is automatically added to the term on each anniversary date unless either party has given the other notice that it does not wish to extend the term.

                             PERFORMANCE GRAPH

     The following Stock Price Performance Graph compares the cumulative total return* on the Company's Common Stock, the S&P Stock Index and an Edison Electric Institute peer group index of 41 combination gas and electric utility companies** for a five year period:

                                  (GRAPH)

                      NWPS         S&P 500        EEI Peer
                      ----         -------        --------
Base 12/30/91       $100            $100          $100
1992                 115.28          108           110.24
1993                 124.81          118           123.10
1994                 123.29          120           107.25
1995                 137.56          165           136.60
1996                 178.34          203           135.74

  *Cumulative total return assumes quarterly reinvestment of dividends.

   **Baltimore Gas & Electric Co.; Central Hudson Gas & Elec. Corp.; CILCORP Inc.; CINERGY Corp.; CIPSCO, Inc.; CMS Energy Corp.; Commonwealth Energy System; Consolidated Edison Co. of N.Y.; Delmarva Power & Light Co.;
  DPL, Inc.; Enova Corp.; IES Industries, Inc.; Illinova Corp.; Interstate Power Co.; LG&E Energy Corp.; Long Island Lighting Co.; Madison Gas & Electric Co.; MidAmerican Energy; Montana Power Co.; New York State
  Elec. & Gas Corp.; Niagara Mohawk Power Corp.; NIPSCO Industries, Inc.; Northern States Power Co.; Northwestern Public Service Co.; Orange & Rockland Utilities, Inc.; Pacific Gas & Electric Co.; PECO Energy;
  Public Service Co. of Colo.; Public Service Co. of New Mexico; Public Service Enterprise Group; Rochester Gas & Electric Corp.; Scana Corp.; Sierra Pacific Resources; SIGECORP; St. Joseph Light & Power Co.; Utilicorp United, Inc.; Washington Water Power Co.; Western Resources, Inc.; Wisconsin Energy Corp.; WPS Resources; and WPL Holdings, Inc.

                 AMENDMENTS TO AUTHORIZE ADDITIONAL STOCK
                      AND TO ELIMINATE PROVISION THAT
                    DIRECTORS NEED NOT BE STOCKHOLDERS

     Your Board of Directors has proposed and recommends the adoption of two amendments to the Company's Restated Certificate of Incorporation. These amendments will (1) increase from 20,000,000 to 50,000,000 the number of authorized shares of the Company's Common Stock and reduce the par value of the Common Stock from $3.50 per share to $1.75 per share; and (2) eliminate a provision which states that Directors need not be stockholders of the Company. The text of each of these amendments appears below.

             Proposed Amendment to Increase Authorized Shares
                   of Common Stock and Reduce Par Value

     During its meeting February 5, 1997, the Board of Directors declared its intention to authorize a two-for-one split of the Common Stock of the Company, $3.50 par value, if an amendment to the Company's Restated Certificate of Incorporation, which the Board of Directors considers necessary to implement the stock split, is approved by holders of Common Stock. Authority for the proposed stock split from the Federal Energy Regulatory Commission, which has regulatory jurisdiction over the issuance of securities by the Company, will be sought by the Company in advance of the Annual Meeting.

     The Directors voted unanimously to approve, present, and recommend for adoption by holders of Common Stock a resolution to amend Article FOURTH of the Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 20 million shares to 50 million shares and to reduce the par value of the Common Stock from $3.50 per share to $1.75 per share. The text of the proposed resolution and amendment to the Company's Restated Certificate of Incorporation (hereinafter referred to as the "First Proposed Amendment"), with proposed changes indicated by underlining, is as follows:

          RESOLVED that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of Northwestern Public Service Company (the "Company"), as heretofore amended, is hereby amended to read as follows:

          "FOURTH:  The total authorized capital stock of the Company is
          (i) 1,000,000 shares of Cumulative Preferred Stock, of the par value of $100 per share (hereinafter called the "New Preferred Stock"), (ii) 1,000,000 shares of Preference Stock, of the par value of $50 per share, and (iii) 50,000,000 shares of Common Stock, of the par value of $1.75 per share."

     The Board of Directors believes that the proposed two-for-one split is advisable in order to place the price of the Common Stock at a more attractive level for the individual investor, broaden ownership of the Common Stock, and improve the marketability of the shares. The stock split could result in higher brokerage commissions for transactions of equivalent dollar amounts.

     If the First Proposed Amendment is approved by the holders of a majority of the shares of Common Stock, the Board of Directors presently intends to authorize a two-for-one split of the Common Stock, to be effected in the form of a 100% stock dividend, during its meeting on May 7, 1997, immediately following the annual meeting of stockholders. Notwithstanding such approval, however, the Board of Directors reserves the right to elect not to declare the stock split if the market price of the Common Stock has substantially decreased from its present level. If the stock split is declared by the Board of Directors, each holder will receive one additional share of Common Stock, par value $1.75 per share, for each share held on the record date for the stock split, which is presently expected to be May 19, 1997. The stock certificate for the additional shares will be sent to each holder as soon as practicable after the record date. After the effective date of the amendment to the Restated Certificate of Incorporation, the outstanding Common Stock certificates will be considered to represent the same number of shares, but with a par value of $1.75 per share. Following the split, holders of Common Stock will then hold of record two shares of Common Stock, par value $1.75, for each share of Common Stock, par value $3.50 held on the record date. As a result of this procedure, it is NOT necessary to send the presently outstanding Common Stock certificates to the Company.

     Although the number of shares of Common Stock outstanding after the stock split will be two times the amount outstanding prior to the stock split, the resulting increased number of shares held by a stockholder will represent the same percentage interest in the Company as before the stock split. Because the par value of the Common Stock will be proportionately reduced by one-half, the stock split will not change the stated capital of the Company. Each share of Common Stock after the split will have one vote and will be fully paid and non-assessable. The two-for-one stock split will result in corresponding adjustments in outstanding warrants to purchase Common Stock and in phantom stock units denominated in shares of Common Stock.

     Because the number of shares of Common Stock outstanding after the split will be increased from 8,922,632 to 17,845,264 shares, the Board of Directors considers it advisable to increase the authorized shares of Common Stock from 20 million shares to 50 million shares, as provided in the First Proposed Amendment. The number of shares in excess of the number of shares necessary to effect the stock split will be available for issuance from time to time in connection with the business needs of the Company, by authorization of the Board of Directors and without further action by stockholders.

     In the opinion of counsel for the Company, holders of the Common Stock will not realize any gain or loss for federal income tax purposes as a result of the split. Shares held following the split will have a new basis for computing gain or loss equal to one-half of the basis of the shares held prior to the split.

     Adoption of this Proposed Amendment requires the favorable vote of the holders of a majority of the outstanding Common Stock. Proxies of the holders of such stock will be voted on the Proposed Amendment as specified thereon, and in the absence of such specification, the proxies will be voted in favor of the Proposed Amendment.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                 FOR APPROVAL OF THIS PROPOSED AMENDMENT.
                 UNLESS OTHERWISE INDICATED ON THE PROXY,
                 THE SHARES OF COMMON STOCK WILL BE VOTED
                            FOR THIS AMENDMENT.

                 Proposed Amendment to Eliminate Provision
                  that Directors Need Not be Stockholders

     The other proposed amendment to the Restated Certificate of Incorporation would remove a provision which states that Directors need not be stockholders of the Company. During its meeting August 7, 1996, the Board of Directors voted unanimously to approve, present, and recommend for adoption by holders of Common Stock a resolution to amend Article Seventh of the Restated Certificate of Incorporation to remove this provision. The text of the proposed resolution and amendment to the Company's Restated Certificate of Incorporation, with the proposed language to be eliminated underlined, is as follows:

               RESOLVED that the Restated Certificate of Incorporation of Northwestern Public Service Company, as heretofore, amended, is hereby amended by deleting therefrom the following underlined language in Article
          Seventh:

          None of the directors need be a stockholder of the corporation or a resident of the State of Delaware.

     The Board of Directors believes that it is important that they, as Directors, have an investment in the Company, and while all of the Directors have been stockholders, they wanted to remove language in the Restated Certificate of Incorporation that was contrary to that intent.

     Adoption of this Proposed Amendment requires the favorable vote of the holders of a majority of the outstanding Common Stock. Proxies of the holders of such stock will be voted on the Proposed Amendment as specified thereon, and in the absence of such specification, the proxies will be voted in favor of the Proposed Amendment.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                 FOR APPROVAL OF THIS PROPOSED AMENDMENT.
                 UNLESS OTHERWISE INDICATED ON THE PROXY,
                 THE SHARES OF COMMON STOCK WILL BE VOTED
                            FOR THIS AMENDMENT.

                               ANNUAL REPORT

     A copy of the Company's Annual Report for the year ended December 31, 1996, is being sent to all stockholders of record as of March 10, 1997, the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. Attention is directed to the financial statements and Management's Discussion and Analysis in such Annual Report which are incorporated herein by reference.

                      INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has served as the Company's independent public accountants continuously since 1932. Upon the recommendation of the Audit Committee, the Board of Directors have selected Arthur Andersen LLP to serve as the Company's independent public accountants during the current year. Representatives of Arthur Andersen LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     During 1996, the Company also engaged Arthur Andersen LLP to render certain non-audit professional services. The Audit Committee of the Board of Directors approved the audit and non-audit services and considered the possible effect of the non-audit services on the independence of the accountants prior to the time the services were rendered.

                    SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholders who wish to present proposals for consideration at the 1998 Annual Meeting of Stockholders should submit their proposals, together with any supporting statements, to the Company on or before November 15, 1997. No proposal will be considered unless it is received at least ninety days before the meeting. Proposals should be sent to the Corporate Secretary of the Company.

                               OTHER MATTERS

     The management does not know of any matter to be brought before the meeting, other than the matters described in the Notice of Annual Meeting accompanying this Proxy Statement. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed, and if any matters not set forth in the Notice of Annual Meeting are properly brought before the meeting, such persons will vote thereon in accordance with their best judgment.

                              By order of the Board of Directors

                              ALAN D. DIETRICH
                              Vice President-Administration
                              and Corporate Secretary
                              Northwestern Public Service Company

March 15, 1997









PLEASE COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY SO THAT YOUR STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.


     MANAGEMENT HEREBY UNDERTAKES TO PROVIDE TO EACH STOCKHOLDER WHOSE PROXY IS SOLICITED FOR THE 1997 ANNUAL MEETING, UPON WRITTEN REQUEST AND WITHOUT CHARGE, A COPY OF THE COMPANY'S 1996 ANNUAL REPORT (FORM 10-K) TO THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO ALAN D. DIETRICH, VICE PRESIDENT-ADMINISTRATION AND CORPORATE SECRETARY, NORTHWESTERN PUBLIC SERVICE COMPANY, 600 MARKET STREET WEST, HURON, SOUTH DAKOTA 57350-1500.



                                IMPORTANT:
                              PLEASE SIGN AND
                            RETURN THE ENCLOSED
                              PROXY PROMPTLY.



                               (PROXY CARD)



                    NORTHWESTERN PUBLIC SERVICE COMPANY
                         Huron, South Dakota 57350

               PROXY FOR 1997 ANNUAL MEETING OF STOCKHOLDERS
               Solicited on behalf of the Board of Directors

     The undersigned hereby appoints M. D. Lewis and R. R. Hylland, or either of them, proxies of the undersigned, each with the power of substitution, to represent and vote all shares of Common Stock of Northwestern Public Service Company held of record by the undersigned on March 10, 1997, at the Annual Meeting of the Stockholders of the Company to be held on May 7 1997, and at any adjournments thereof, in accordance with the Notice and Proxy Statement received, as follows:

1.   ELECTION OF CLASS I DIRECTORS

 (Mark only one box)  (  ) FOR all nominees listed below
                           (except as marked to the contrary)

                      (  ) WITHHOLD AUTHORITY
                           to vote for all nominees listed below

                           Nominees:    Aelred J. Kurtenbach
                                        M. D. Lewis
                                        Gary Olson

      (Instruction: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

    ---------------------------------------------------------
2. Vote For (   )  Against (   )  Abstain (   ) on the proposal to amend
   the Company's Restated Certificate of Incorporation to increase to 50,000,000 the number of authorized shares of the Company's Common Stock, and to reduce the par value to $1.75.

3. Vote For (   )  Against (   )  Abstain (   ) on the proposal to amend
   the Company's Restated Certificate of Incorporation to eliminate the provision that Directors need not be stockholders of the Company.

4. Upon such other matters as may come before said meeting or any adjournments thereof.



THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN ITEM 1 AND FOR THE PROPOSALS REFERRED TO IN ITEMS 2 AND 3.


Dated                  , 1997


------------------------------          -----------------------------
            (Signature)                            (Signature)
Please sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by authorized officer. Executors, administrators, trustees, etc., should so indicate when signing.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.




                      "FURNISHED for use of SEC only"

CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31

                                       1996           1995            1994
                                   ------------- -------------   -------------
Operating Activities:
   Net income                    $   26,053,800  $   19,305,569  $  15,440,208
   Items not affecting cash:
     Depreciation and amortization   19,414,065      14,633,154     12,438,501
     Deferred income taxes            5,830,313       2,540,385      1,509,619
     Investment tax credit             (561,278)       (563,311)      (564,801)
     Changes in current assets and
        liabilities net of
        effects from acquisitions:
        Trade accounts receivable      (332,902)     (3,897,932)    (1,057,563)
        Inventories                  (4,374,494)       (327,160)    (1,447,191)
        Other current assets         (4,308,027)     (2,641,018)      (259,826)
        Accounts payable             15,712,431      (1,718,666)     2,699,294
        Accrued taxes                 4,621,014         937,553     (1,487,575)
        Accrued interest                 23,477       1,741,160        (30,991)
        Other current liabilities      (143,168)      3,328,632        421,690
     Other, net                      (1,032,214)      2,028,594     (1,392,444)
                                   -------------   ------------    ------------
   Cash flows from operating
     activities                      60,903,017      35,366,960     26,268,921
                                   -------------   ------------    ------------
Investment Activities:
   Property additions               (37,651,026)    (29,636,745)   (22,680,856)
   Purchase of noncurrent
     investments, net              (107,425,554)     (5,669,229)    (1,386,178)
   Purchase of net assets, net
     of cash acquired               (22,000,000)   (109,528,168)        -
   Purchase of working capital, net           0     (10,607,114)        -
   Acquisition related costs                  0      (5,405,328)        -
                                   -------------   ------------    ------------
      Cash flows for investment
        activities                 (167,076,580)   (160,846,584)   (24,067,034)
                                   -------------   ------------    ------------
Financing Activities:
   Dividends on common and
    preferred stock                 (16,346,762)    (14,463,389)   (12,940,868)
   Minority interest on preferred
    securities of subsidiary trust   (2,722,232)     (1,056,250)        -
   Issuance of long-term debt        19,613,811      86,599,820      1,100,000
   Repayment of long-term debt         (339,958)     (3,156,699)      (677,500)
   Issuance of preferred securities
    of subsidiary trust                       0      31,213,261         -
   Issuance of preferred stock                0       3,650,000         -
   Retirement of preferred stock        (10,000)        (30,000)       (30,000)
   Issuance of common stock                   0      31,022,182         -
   Short term borrowings
    (repayments)                     35,500,000      (6,300,000)     9,800,000
                                   -------------   ------------    ------------
      Cash flows from (for)
       financing activities          35,694,859     127,478,925     (2,748,368)
                                   -------------   ------------    ------------

Cornerstone Propane Partners
  Formation Transactions:
   Acquisition of CGI Holdings,
    net of $2,568,000 of cash
    acquired                        (68,962,482)              0              0
   Issuance of Cornerstone Propane
    Partners Common Units           191,804,130               0              0
   Issuance of long-term debt       220,000,000               0              0
   Repayment of long-term debt
    and short-term borrowings      (229,570,969)              0              0
   Other fees and expenses          (10,553,650)              0              0
                                   -------------   ------------    ------------
      Cash flows from Cornerstone
       Partners Formation           102,717,029               0              0
       Transactions
                                   -------------   ------------    ------------
Increase (Decrease) in Cash and
   Cash Equivalents                  32,238,325       1,999,301       (546,481)
Cash and Cash Equivalents,
 beginning of year                    4,551,913       2,552,612      3,099,093
                                   -------------   ------------    ------------
Cash and Cash equivalents,
 end of year                     $   36,790,238  $    4,551,913  $   2,552,612
                                   =============   ============    ============
Supplemental Cash Flow Information:
   Cash paid during the year for:
      Income taxes               $    6,271,000  $    5,972,200  $   7,382,119
      Interest                       18,644,802       8,381,217      8,887,901
   Noncash transactions during the year for:
      Assumption of debt as part of
       acquisition               $  149,516,144  $    2,344,603  $      -


See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
Years Ended December 31

                                         1996          1995           1994
                                   -------------  -------------  -------------
Operating Revenues:
   Propane                         $ 175,102,363  $  38,883,031  $      -
   Electric                           73,416,994     74,857,501     73,077,431
   Natural Gas                        72,269,047     64,482,943     62,141,382
   Manufacturing                      23,220,737     26,746,847     22,047,241
                                   -------------  -------------  -------------
                                     344,009,141    204,970,322    157,266,054
                                   -------------  -------------  -------------
Operating Expenses:
   Propane gas sold                  101,359,989     18,527,061         -
   Fuel and purchased power           13,347,461     14,304,791     14,552,637
   Purchased natural gas sold         51,170,517     46,430,023     46,351,422
   Manufacturing costs of goods sold  14,547,866     17,162,626     13,996,217
   Other operating expenses           80,555,962     43,190,237     27,117,519
   Maintenance                         5,919,354      6,019,601      6,169,895
   Depreciation and amortization      19,414,065     14,633,154     12,438,501
   Property and other taxes            7,275,925      6,605,660      6,103,903
                                   -------------  -------------  -------------
                                     293,591,139    166,873,153    126,730,094
                                   -------------  -------------  -------------

Operating Income:
   Propane                            18,947,261      5,604,307         -
   Electric                           24,474,634     26,003,006     25,661,632
   Natural Gas                         5,683,585      3,861,608      2,540,091
   Manufacturing                       1,312,522      2,628,248      2,334,237
                                   -------------  -------------  -------------
                                      50,418,002     38,097,169     30,535,960

Interest Expense, net                (18,668,279)   (11,694,483)    (9,669,829)
Investment Income and Other            9,719,236      3,029,376      2,443,420
                                   -------------  -------------  -------------

Income Before Income Taxes            41,468,959     29,432,062     23,309,551

Income Taxes                         (15,415,159)   (10,126,493)    (7,869,343)
                                   -------------  -------------  -------------

Net Income                            26,053,800     19,305,569     15,440,208

Minority Interest on Preferred
  Securities of Subsidiary Trust      (2,722,232)    (1,056,250)        -

Dividends on Cumulative Preferred
 Stock                                  (468,945)      (258,939)      (119,888)
                                   -------------  -------------  -------------

Earnings on Common Stock              22,862,623     17,990,380     15,320,320

Retained Earnings, beginning of year  59,159,042     55,373,112     52,873,772
Dividends on Common Stock            (15,877,817)   (14,204,450)   (12,820,980)
                                   -------------  -------------  -------------
Retained Earnings, end of year     $  66,143,848  $  59,159,042  $  55,373,112
                                   =============  =============  =============
Average Shares Outstanding             8,920,122      8,130,581      7,677,232

Earnings Per Average Common Share  $        2.56  $        2.21  $        2.00
                                   =============  =============  =============
Dividends Declared Per Average
 Common Share                      $       1.780  $       1.746  $       1.670
                                   =============  =============  =============

See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
December 31
                                                   1996              1995
                                            ---------------    ----------------
ASSETS
 Property:
    Electric                                $    350,419,398   $   336,961,117
    Natural Gas                                   80,905,454        73,546,150
    Propane                                      248,555,861        74,815,533
    Manufacturing                                  2,141,553         2,048,725
                                            ---------------    ----------------
                                                 682,022,266       487,371,525
    Less-Accumulated depreciation               (162,908,836)     (150,469,310)
                                            ---------------    ----------------
                                                 519,113,430       336,902,215


 Current Assets:
    Cash and cash equivalents                     36,790,238         4,551,913
    Trade accounts receivable, net                89,258,503        28,190,389
    Inventories                                   43,826,307        21,645,758
    Deferred gas costs                             7,006,445         2,925,865
    Other                                         20,806,825        33,305,776
                                            ---------------    ----------------
                                                 197,688,318        90,619,701
                                            ---------------    ----------------

 Other Assets:
    Investments                                  159,332,695        51,907,141
    Deferred charges and other                    40,260,445        30,240,083
    Goodwill and other intangibles, net          197,320,839        49,052,343
                                            ---------------    ----------------
                                                 396,913,979       131,199,567
                                            ---------------    ----------------
                                            $  1,113,715,727   $   558,721,483
                                            ===============    ================

CAPITALIZATION AND LIABILITIES
 Capitalization:
    Common stock equity                     $    163,805,137   $   152,678,191
    Nonredeemable cumulative preferred stock       2,600,000         2,600,000
    Redeemable cumulative preferred stock          1,150,000         1,160,000
    Company obligated mandatorily redeemable
      security of trust holding solely
      parent debentures                           32,500,000        32,500,000
    Long-term debt                               183,850,000       183,850,000
                                            ---------------    ----------------
                                                 383,905,137       372,788,191
    Preferred Stock of Subsidiary                  2,500,000         2,500,000
    Minority Interest in Subsidiaries            186,713,663                 0
    Long-term debt of Subsidiaries               240,562,549        28,990,224
                                            ---------------    ----------------
                                                 813,681,349       404,278,415
                                            ---------------    ----------------
 Commitments and Contingencies


 Current Liabilities:
    Commercial Paper                                       0         3,500,000
    Long-term debt due within one year             1,244,220           570,000
    Accounts payable                              99,393,912        15,564,985
    Accrued taxes                                 11,834,153         7,689,592
    Accrued interest                               4,761,720         4,738,243
    Other                                         35,532,721        26,698,414
                                            ---------------    ----------------
                                                 152,766,726        58,761,234
                                            ---------------    ----------------

 Deferred Credits:
    Accumulated deferred income taxes             70,893,910        43,666,229
    Unamortized investment tax credits             9,460,241        10,021,519
    Other                                         66,913,501        41,994,086
                                            ---------------    ----------------
                                                 147,267,652        95,681,834
                                            ---------------    ----------------
                                            $  1,113,715,727   $   558,721,483
 See Notes to Consolidated Financial        ===============    ================

QUARTERLY FINANCIAL DATA (UNAUDITED)


                               First     Second    Third     Fourth
                              -------   -------   -------   -------
                               (thousands except per share amounts)

1996: Operating revenues      $97,219   $56,681   $49,705   $140,404
      Operating income         23,813     6,436     4,652     15,517
      Net income               13,309     3,353     1,301      8,091
      Average shares            8,920     8,920     8,920      8,920
      Earnings per average
       common share             $1.40     $0.29     $0.06      $0.81

1995: Operating revenues      $50,754   $40,107   $45,548    $68,561
      Operating income         12,929     6,679     6,908     11,581
      Net income                7,103     3,049     3,140      6,014
      Average shares            7,677     7,677     8,277      8,889
      Earnings per average
       common share             $0.92     $0.39     $0.32      $0.59